Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely pursuant to the Offer to Purchase, dated April 14, 2015, and the related Letter of Transmittal, and any amendments or supplements to such Offer to
Purchase or Letter of Transmittal. The Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, the Purchaser cannot do so, the
Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state.
Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Notice of Offer to Purchase

All Outstanding Shares of Common Stock

of

Norcraft Companies, Inc.

at

$25.50 Per Share, Net in Cash,

Pursuant to the Offer to Purchase dated April 14, 2015

by

Tahiti Acquisition Corp.

an indirect wholly-owned subsidiary of

Fortune Brands Home & Security, Inc.

Tahiti Acquisition Corp., a Delaware corporation (the “Purchaser”) and an indirect wholly-owned subsidiary of Fortune Brands Home & Security, Inc., a Delaware corporation (“Fortune Brands”), is offering to purchase all outstanding shares of common stock, par value $0.01 (each, a “Share”), of Norcraft Companies, Inc., a Delaware corporation (“Norcraft”), at a price of $25.50 per Share, net to the seller in cash, without interest (the “Offer Price”) and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 14, 2015 (as it may be amended or supplemented, the “Offer to Purchase”), and in the related Letter of Transmittal (as it may be amended or supplemented, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). The Offer is being made for all outstanding Shares, and not for options to purchase Shares or other equity awards. If your Shares are registered in your name and you tender directly to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether they charge any service fees.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MAY 11, 2015, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE SO EXTENDED, THE “EXPIRATION DATE”), UNLESS EARLIER TERMINATED BY THE PURCHASER.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 30, 2015 (as it may be amended or supplemented, the “Merger Agreement”), by and among Norcraft, Fortune Brands and the Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Norcraft, with Norcraft continuing as the surviving corporation and an indirect wholly-owned subsidiary of Fortune Brands (the “Merger”). At the Effective Time (as defined in the Merger Agreement) of the Merger, each Share (including each Share resulting from the exchange of LLC Units (as defined in the Merger Agreement) for Shares) issued and outstanding immediately prior to the Effective Time of the Merger (other than (i) Shares held by Norcraft as treasury stock or by a Norcraft subsidiary or owned by Fortune Brands or the Purchaser, all of which will be canceled and will cease to exist, and (ii) Shares owned by stockholders of Norcraft who or which are entitled to demand, and who properly demand, appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) shall be converted into the right to receive an amount in cash equal to the Offer Price, less any applicable withholding taxes. The Merger Agreement is more fully described in Section 12—“The Transaction Agreements” of the Offer to Purchase.

The parties to the Merger Agreement have agreed that, subject to the conditions specified in the Merger Agreement, and assuming the requirements of Section 251(h) of the DGCL are met, the Merger will become effective as soon as practicable after the consummation of the Offer, without a vote by the stockholders of Norcraft to adopt the Merger Agreement or any other action by the stockholders of Norcraft. Accordingly, if the Offer is consummated, the Purchaser does not anticipate seeking the approval of Norcraft’s remaining public stockholders before effecting the Merger.

THE NORCRAFT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NORCRAFT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

After careful consideration, the Norcraft Board of Directors (the “Norcraft Board”) has unanimously adopted resolutions: (i) approving and declaring that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) are fair to and in the best interests of Norcraft and its stockholders; (ii) approving and declaring the advisability of the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger); (iii) recommending that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer; and (iv) authorizing that the Merger be governed by Section 251(h) of the DGCL, if applicable.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things: (i) immediately prior to the Expiration Date, there shall have been validly tendered and not validly withdrawn prior to the Expiration Date that number of Shares that when added to the Shares then owned by Fortune Brands and its subsidiaries would represent one Share more than one-half (1/2) of the sum of all Shares then outstanding on a fully diluted basis (the “Minimum Condition”), (ii) any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated on the Expiration Date or the affirmative approval or clearance of governmental authorities required under antitrust laws of the United States relating to the purchase of Shares pursuant to the Offer and the consummation of the Merger having been obtained; and (iii) other customary conditions described in Section 15—“Conditions to the Offer” of the Offer to Purchase.

The purpose of the Offer and the Merger is for the Purchaser to acquire control of, and the entire equity interest in, Norcraft, while allowing Norcraft’s stockholders an opportunity to receive the Offer Price promptly by tendering their Shares pursuant to the Offer. As soon as practicable following the consummation of the Offer, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Fortune Brands and the Purchaser intend to effect the Merger.

On the terms and subject to the conditions of the Merger Agreement and to the extent permitted by applicable law, including the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), the Purchaser expressly reserves the right to waive any condition of the Offer in whole or in part, or to modify the terms of the Offer; except that, without the consent of Norcraft, the Purchaser will not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) add to the Offer conditions or amend, modify or supplement any Offer condition in any manner adverse to any holder of Shares, (v) amend, modify or waive the Minimum Condition, (vi) extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Merger Agreement or (vii) provide for a “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”).

Only statutory appraisal rights are available to holders of Shares in connection with the Offer. If the Merger takes place pursuant to Section 251(h) of the DGCL, or another applicable provision of the DGCL, stockholders who or which have not tendered their Shares into the Offer and who or which comply with applicable legal requirements will have appraisal rights under Section 262 of the DGCL.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, the Purchaser reserves the right, and under certain circumstances the Purchaser may be required, to extend the Offer, as described in Section 1—“Terms of the Offer” of the Offer to Purchase.

Any extension, waiver or amendment of the Offer, or delay in acceptance for payment or payment, or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next Business Day (as defined in the Merger Agreement) after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the Purchaser’s obligation under such rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release and making any appropriate filing with the SEC.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered, and not validly withdrawn, prior to the Expiration Date if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer and the conditions to the Offer have been satisfied or waived, to the extent permissible under the Merger Agreement. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Further, if the Purchaser has not accepted Shares for payment by June 13, 2015, Shares may be withdrawn at any time prior to the Purchaser’s acceptance for payment of Shares after that date. For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any tender or notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. No tender or withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. Neither the Purchaser nor any of its affiliates or assigns, the Depositary, the Information Agent (identified below), or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered, by following one of the procedures for tendering Shares described in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase, at any time prior to the Expiration Date.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Norcraft has provided the Purchaser with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Norcraft’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The receipt of cash for Shares purchased pursuant to the Offer, or as a result of the Merger, will be a taxable transaction for United States federal income tax purposes. Stockholders should consult their own tax advisors as to the particular tax consequences of the Offer and the Merger to them. For a more complete description of certain material U.S. federal income tax consequences of the Offer and the Merger, see Section 5—“Certain United States Federal Income Tax Consequences” of the Offer to Purchase.

THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND NORCRAFT’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (WHICH CONTAINS THE RECOMMENDATION OF THE NORCRAFT BOARD AND THE REASONS THEREFOR) CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF NORCRAFT SHOULD CAREFULLY READ THESE DOCUMENTS IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

Questions and requests for assistance may be directed to the Information Agent at its addresses and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at the Purchaser’s expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than its financial advisors, the Depositary, and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

April 14, 2015